Exhibit (a)(1)(E)

FORM OF ELIGIBLE OPTION INFORMATION SHEET

Name:	[Participant Name]	Steps to properly complete this Eligible Option Information Sheet

Step 1: Check the box for the potentially Eligible Option grant you want to exchange.

Step 2: Sign the appropriate election where indicated.

Step 3: Return along with your Election Form to Kimberly Bush no later than 12:00 midnight, U.S. Eastern Time, on October 18, 2010.

If you elect to participate in the Exchange Offer, this sheet must be properly completed, signed and submitted with your Election Form no later than 12:00 midnight, U.S. Eastern Time, on October 18, 2010. If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

Grant Date	Grant Price	Potential Options Eligible for Exchange [1]	Hypothetical Examples of the Number of New Options that May Be Granted at Various Assumed Exercise Prices of: [2] [3]			CHECK BOX IF ELECTING TO EXCHANGE OPTION
			US $2.00	US $2.60	US $3.00

☐

☐

☐

☐

☐

☐

☐

☐

☐

☐

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW. Signature

I elect to exchange ALL of my potentially Eligible Options

I elect to exchange ONLY the potentially Eligible Options checked in the boxes above

[1] Only options granted under the Amended and Restated 2006 Equity Incentive Plan with exercise prices equal to or greater than the greatest of:

•	$2.75,

•	the closing price of our common stock as reported on the NASDAQ Capital Market (“NASDAQ”) on the expiration date of the Exchange Offer, or

•	125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer will be eligible for exchange. This information sheet lists only your options issued under the Amended and Restated 2006 Equity Incentive Plan with exercise prices equal to or greater than $2.75 which may potentially qualify as Eligible Options. If you elect to tender an option for exchange as a potentially Eligible Option but such option does not qualify as an Eligible Option, then your election will not be accepted with respect to such option, you will not receive a New Option in respect of such ineligible option, and such option will retain its current terms and conditions.

Each option you elect to tender for exchange must be tendered in whole. If you would like to review all of the options granted to you by Luna Innovations, please contact Kimberly Bush, our Stock Plan Administrator, at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, or by calling (540) 769-8467 or sending an email to stockadmin@lunainnovations.com.

[2] Each New Option will have the same vesting schedule and expiration date as the tendered Eligible Option.

[3] The number of New Options shown in the table are hypothetical examples only and are based on assumptions made as of August 31, 2010. The actual number of New Options granted in exchange for tendered Eligible Options will be determined based upon the greater of (i) the closing price of our common stock as reported on NASDAQ on the second business day prior to the expiration date of the Exchange Offer (the “Exchange Ratio Determination Date”) or (ii) 125% of the average closing price of our common stock as reported on NASDAQ for the 60-day period ending on the Exchange Ratio Determination Date. The New Options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock or the inputs used to determine expected life, used to calculate the information in the above table will result in a change to the number of New Options that may be granted under this Exchange Offer. As a result, the number of New Options set forth in the table may not represent the actual number of New Options that you would receive in the Exchange Offer. You will receive an e-mail communication before midnight on the Exchange Ratio Determination Date with the final numbers of shares that will be subject to any New Option you would receive in exchange for properly tendered Eligible Options.